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                                                                      EXHIBIT 99


HOME LOAN FINANCIAL CORPORATION
401 Main Street
Coshocton, Ohio  43812


Contact:   Robert C. Hamilton, Chairman of the Board, President,
           Chief Executive Officer

           Preston W. Bair, Vice President, Secretary, Treasurer,
           Chief Financial Officer

Telephone: 740-622-0444

                    HOME LOAN FINANCIAL CORPORATION ANNOUNCES
                        COMPLETION OF REVERSE STOCK SPLIT

         (Coshocton, Ohio) - [August 26, 2005] - Home Loan Financial Corporation ("HLFC"), announced today that it completed its 600-for-1 reverse stock split followed immediately by a 600-for-1 forward split. As a result, shareholders with fewer than 600 common shares of HLFC held of record in their name as of the close of business on August 26, 2005 will receive a cash payment equal to $20.75 per pre-split share. HLFC will send instructions to these shareholders regarding how to exchange their HLFC share certificates for the cash payment. Shareholders holding 600 or more shares of HLFC common stock as of the close of business on August 26, 2005 will not receive a cash payment and will continue to hold the same number of shares after completion of the split transaction.

         Subject to confirmation that HLFC has fewer than 300 shareholders of record, HLFC will deregister its common stock under the Securities Exchange Act of 1934 next week. HLFC anticipates that its common stock will be quoted on the OTC Bulletin Board beginning sometime next week.

         Home Loan Financial Corporation, headquartered at 401 Main Street, Coshocton, Ohio, is the holding company of The Home Loan Savings Bank. The Home Loan Savings Bank has two offices in Coshocton, Ohio, an office in West Lafayette, Ohio and a branch in Mount Vernon, Ohio.